January 28, 2014

Jeremy Avin

24 Emerald Drive

Morganville, NJ 07751

Re:	Change in Control Letter Agreement

Dear Jeremy:

MGT Capital Investments, Inc. (the “Company”) desires, for its continued success, to have the benefit of experienced management personnel. The Board of Directors of the Company therefore believes that it is in the best interests of the organization that, in the event of any prospective Change in Control (as defined below) of the Company, you be reasonably secure in your employment and position with the Company. In addition, in the event of a Change in Control, the Board of Directors also wants to enable you to exercise independent judgment as to the best interests of the Company and its stockholders without the distraction of any personal uncertainties or risks regarding your continued employment with the Company. In consideration of the foregoing, we are offering you the additional benefits outlined below:

Change of Control Benefits.

If, within twelve (12) months following the consummation of the Change in Control, you are either terminated by the Company without Cause (as defined below) or you voluntarily terminate your employment with the Company for “Good Reason” (as defined below), and provided you execute a general release in a form provided by the Company at the time of termination, you will be entitled to receive the following benefits from the Company:

(i)	Severance. You will be entitled to receive a severance payment in an amount equal to twelve (12) months of your then-current base salary in effect as of the date of such termination (less applicable withholding) (the “Severance Payment”). The Severance Payment shall be paid in a cash lump sum within ten (10) days of the date of termination.

(ii)	Continuation of Benefits. The Company will pay for the continuation of your healthcare benefits in effect at the time of the termination (including medical, dental and vision) pursuant to COBRA for a twelve-month period following the date of termination.

(iii)	Acceleration of Vesting. Any future grant to you of shares of restricted common stock of the Company or options to purchase shares of Common Stock will include the appropriate language providing that any unvested shares of restricted stock or options outstanding at the time you are terminated by the Company without Cause or voluntarily terminate your employment with the Company for “Good Reason” as the result of a Change in Control will become fully vested and, in the case of options, exercisable pursuant to the terms and conditions of the applicable incentive grant agreement.

The Company shall deduct and withhold from any amounts payable to you hereunder any amounts required to be deducted or withheld by the Company under the provisions of any applicable federal, state or local statute, law, regulation, ordinance or order (including, without limitation, any applicable excise tax pursuant to Section 4999 of the Code).

Definitions:

(i)	“Cause” means termination of your employment as a result of your: (a) performance of any act or failure to perform any act in bad faith and to the detriment of the Company; (b) dishonesty, intentional misconduct or material breach of any agreement with the Company; or (c) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(ii)	A“Change of Control” shall be deemed to have occurred if:

a.	there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock, par value $0.001 (the “Common Stock”) would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company,

b.	the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company,

c.	any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any executive benefit plan sponsored by the Company, or such person on the date hereof is a 20% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or

d.	at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) following the consummation of the transaction or series of related transactions, members of the Board of Directors of the Company prior to such transaction constitute a majority of the members of the Board of Directors of the continuing or surviving entity.

(iii)	“Good Reason.” For purposes of this Letter Agreement, “Good Reason” shall mean any of the following (without your prior written consent):

a.	Any material breach by the Company of any provision of this Letter Agreement, including any material reduction by the Company of your duties or responsibilities (except in connection with the termination of your employment by the Company for Cause or by you other than for Good Reason);

b.	A reduction by the Company in your base salary;

c.	The failure by the Company to obtain the specific assumption of this Letter Agreement by any successor or assign of the Company;

d.	Moving the principal offices of the Company to a location outside of the New York Metro Area; or

e.	Upon a Change of Control of the Company.

Miscellaneous.

The rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of New York without regard to its or any other jurisdiction’s conflict of laws principles. None of your rights or benefits, or obligations or duties of the Company to you, may be assigned or transferred by you without the consent of the Company. Any provision herein may be modified, terminated or waived only by a written agreement executed by the party against whom enforcement is sought. If any provision of this Letter Agreement shall be held invalid, the remainder of this Letter Agreement shall not be affected thereby. Each party shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Letter Agreement. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all together of which shall constitute one and the same instrument. This Letter Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes any outstanding agreements pertaining to the subject matter hereof.

Please acknowledge your receipt of this Letter Agreement and your agreement to its terms and conditions by signing and dating this Letter Agreement within seven days of receipt and return an executed copy to Robert Traversa, MGT Capital Investments, Inc., 500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528.

Sincerely,

MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name: Robert B. Ladd
Title: President and CEO

Acknowledged, agreed and accepted by:

/s/ Jeremy Avin
Jeremy Avin

Date: 1/28/2014

[Signature Page to Change of Control Letter (Avin)]